Exhibit 10.7 (xiv)

TERMS AND CONDITIONS

2013 PERFORMANCE STOCK UNIT AWARD

UNDER THE

NORTHERN TRUST CORPORATION 2012 STOCK PLAN

Your performance stock unit Award (“Stock Unit Award”) is subject to the provisions of the Northern Trust Corporation 2012 Stock Plan (the “Plan”), the Stock Unit Award notice (the “Award Notice”), and this Terms and Conditions document (“Terms and Conditions”). The Award Notice and these Terms and Condition constitute the “Stock Unit Agreement” as defined in the Plan. If there is any conflict between the information in the Stock Unit Agreement and the Plan, the Plan will govern. Capitalized terms not defined in the Stock Unit Agreement shall have the meanings assigned to them in the Plan.

1.	Grant. The Corporation hereby grants to the Participant an Award of Stock Units, as set forth in the Award Notice, subject to the terms and conditions of the Plan and the Stock Unit Agreement, and subject further to increase or decrease as set forth in the Award Notice. This award of Stock Units is intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). A Stock Unit is the right, subject to the terms and conditions of the Plan and the Stock Unit Agreement, to receive a distribution of a share of Common Stock pursuant to Paragraph 8 of these Terms and Conditions.

2.	Stock Unit Account. The Corporation shall maintain an account (“Stock Unit Account”) on its books in the name of the Participant which shall reflect the number of Stock Units awarded to the Participant that the Participant is eligible to receive in distribution pursuant to Paragraph 8 of these Terms and Conditions.

3.	Dividend Equivalents. Upon the payment of any dividend on Common Stock occurring during the period preceding the distribution of the Participant’s Stock Unit award pursuant to Paragraph 8 of these Terms and Conditions, the Corporation shall promptly (and in any event no later than March 15 of the calendar year following the calendar year in which the dividend is declared) pay to the Participant an amount in cash equal in value to the dividends that the Participant would have received had the Participant been the actual owner of the number of shares of Common Stock represented by the Stock Units in the Participant’s Stock Unit Account on that date (“Dividend Equivalents”).

4.	Forfeiture. The Stock Units granted to the Participant pursuant to the Stock Unit Agreement shall be forfeited and revert to the Corporation (a) in accordance with Paragraph 9, if the Participant engages in conduct or activity described in Paragraph 9 of these Terms and Conditions, or (b) except as described in Paragraphs 5, 6 and 7 of these Terms and Conditions, if the Participant’s employment with the Corporation and all of its Subsidiaries terminates prior to the last day of the “Performance Period” as defined in Exhibit A hereto.

5.	Vesting. Subject to all of the provisions of the Stock Unit Agreement, including without limitation the provisions of Paragraphs 4, 6, 7 and 9 of these Terms and Conditions, upon

Management Group

the last day of the Performance Period (as defined in Exhibit A), the Participant shall become vested in such number of Stock Units, if any, as determined under the Schedule in Exhibit A, based on the average annual rate of return on equity attained by the Corporation (as determined by the Committee in its sole discretion) for the Performance Period, but only if the Participant remains continuously employed by the Corporation or one of its Subsidiaries through the last day of the Performance Period. If the Participant’s employment with the Corporation and its Subsidiaries terminates for any reason prior to the end of the Performance Period, the Stock Units in the Participant’s Stock Unit Account that have not yet vested and do not become vested under Paragraph 6 or Paragraph 7, shall be forfeited and revert to the Corporation on such termination date, and the Corporation shall have no further obligation after such date to pay Dividend Equivalents pursuant to Paragraph 3 of these Terms and Conditions with respect to such forfeited Stock Units. The Corporation shall have no further obligation to the Participant under these Terms and Conditions following the Participant’s forfeiture of the Stock Units.

6.	Prorated Vesting.

(a)	The Participant shall cease to participate in the Plan under these Terms and Conditions as of the date of the Participant’s termination of employment with the Corporation and all of its Subsidiaries, subject to the following:

(b)	If (i) the Participant’s termination of employment is on account of death, Retirement or Disability and occurs prior to the end of the Performance Period, or if prior to the end of the Performance Period, the Participant’s employment with the Corporation and its Subsidiaries is terminated under circumstances that entitle the Participant to severance benefits under the Northern Trust Corporation Severance Plan (the “Severance Plan”), and the Participant has timely executed and not revoked a settlement agreement, waiver and release under the Severance Plan (a “Release”), and (ii) the Participant does not engage in conduct or activity described in Paragraph 9 of these Terms and Conditions during the Performance Period, then, subject to clause (f) below, on the last day of the Performance Period, the Participant shall have credited, and become vested in, a pro-rated number of unvested Stock Units as determined by multiplying the number of Stock Units, if any, that would have otherwise been vested (in accordance with the Schedule in Exhibit A) and distributable to the Participant if the Participant had participated in the Plan for the full Performance Period, by a fraction, the numerator of which is the number of full calendar months of the Participant’s actual participation in the Plan under these Terms and Conditions during the Performance Period, and the denominator of which is the number of full calendar months in the Performance Period, in all cases as determined by the Committee or the Executive Vice President of Human Resources.

(c)

If, prior to the end of the Performance Period, the Participant’s employment with the Corporation and its Subsidiaries terminates, and (i) the Participant is a Management Group member on the date of the grant of the Stock Units; (ii) the Participant is 55 years or older on the date of such termination of employment;

and (iii) the Participant does not engage in conduct or activity described in Paragraph 9 of these Terms and Conditions during the Performance Period, then, subject to clause (f) below, on the last day of the Performance Period, the Participant shall have credited, and become vested in, a pro-rated number of unvested Stock Units as determined by multiplying the number of Stock Units, if any, that would have otherwise been vested (in accordance with the Schedule in Exhibit A) and distributable to the Participant if the Participant had participated in the Plan through the last day of the Performance Period, by a fraction, the numerator of which is the number of full calendar months of the Participant’s actual participation in the Plan under these Terms and Conditions during the Performance Period, and the denominator of which is the number of full calendar months in the Performance Period, in all cases as determined by the Committee or the Executive Vice President of Human Resources.

(d)

If, (i) prior to the end of the Performance Period, the Participant incurs a Government Service Termination, and (A) the Participant also meets the conditions for Retirement at the time of such termination of employment, (B) the Participant is a Management Group member on the date of the grant of the Stock Units and is 55 years or older on the date of such termination of employment, or (C) the Participant’s termination of employment occurs in circumstances described in Paragraph 6(b) that entitle the Participant to severance benefits and the Participant has satisfied all conditions for such benefits; (ii) the Participant provides the Committee with satisfactory evidence that as a result of Participant’s Government Employment, the divestiture of the Participant’s continued interest in any Stock Units is (A) necessary for the Participant as a Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government, or (B) reasonably necessary for the Participant to avoid the violation of U.S. federal, state or local or non-U.S. ethics law or conflicts of interest law applicable to the Participant in the Participant’s Government Employment; (iii) the Participant executes and returns, no later than the date of his or her Government Service Termination, an agreement satisfactory to the Committee acknowledging the Corporation’s right to recover (and the Participant’s obligation to repay) under Paragraph 9 of the Terms and Conditions, any gain realized in connection with the Stock Units paid to the Participant in the event that the Participant is determined to have engaged in conduct or activity described in Paragraph 9; then, subject to clause (f) below, upon the later of [insert] and the Participant’s Government Service Termination date, the Participant shall have credited and become vested in a pro-rated number of unvested Stock Units as determined by multiplying (A) the number of Stock Units, if any, that would have otherwise been vested (in accordance with the Schedule in Exhibit A) applied as if the Performance Period ended on the later of [insert] and the last day of the last calendar quarter ending prior to the Participant’s Government Service Termination date, by (B) a fraction, the numerator of which is the number of full calendar months of the Participant’s actual participation in the Plan under these Terms and Conditions during the Performance Period, and the denominator of which is the number of full calendar months in the Performance Period, in all cases as determined by the Committee or the Executive Vice President of Human Resources.

(e)	In the case of a Participant whose employment with the Corporation and its Subsidiaries terminates prior to the end of the Performance Period in circumstances described in Paragraph 6(d)(i)(A),(B) or (C), then, if (i) the Participant prior to the expiration of the Performance Period, accepts Government Employment; (ii) the Participant provides the Committee with satisfactory evidence that as a result of Participant’s Government Employment, the divestiture of the Participant’s continued interest in any Stock Units is (A) necessary for the Participant as a Federal officer or employee in the executive branch to comply with an with ethics agreement with the Federal government, or (B) reasonably necessary for the Participant to avoid the violation of U.S. federal, state or local or non-U.S. ethics law or conflicts of interest law applicable to the Participant in the Participant’s Government Employment; and (iii) the Participant executes and returns no later than the date of commencement of his Government Employment, an agreement satisfactory to the Committee acknowledging the Corporation’s right to recover (and the Participant’s obligation to repay) under Paragraph 9 of the Terms and Conditions, any gain realized in connection with the Stock Units paid to the Participant in the event that the Participant is determined to have engaged in conduct or activity described in Paragraph 9; then, subject to clause (f) below, upon the later of [insert], and the date of commencement of the Participant’s Government Employment, the Participant shall have credited and become vested in a pro-rated number of unvested Stock Units as determined by multiplying (A) the number of Stock Units, if any, that would have otherwise been vested (in accordance with the Schedule in Exhibit A) applied as if the Performance Period ended on the later of [insert], and the last day of the last calendar quarter ending prior to the date that the Participant’s Government Employment commences, by (B) a fraction, the numerator of which is the number of full calendar months of the Participant’s actual participation in the Plan under these Terms and Conditions during the Performance Period, and the denominator of which is the number of full calendar months in the Performance Period, in all cases as determined by the Committee or the Executive Vice President of Human Resources.

(f)

Notwithstanding any provision of these Terms and Conditions, there shall be no vesting of any Stock Units and no proration of any Stock Units prior to the expiration of the Performance Period, and vesting shall only obtain to the extent it is determined by the Committee that the Corporation has satisfied the performance criteria for the Performance Period in accordance with the Schedule in Exhibit A, provided that for purposes of the preceding clause, in the case of a Participant subject to clause (d) or (e) of this Paragraph 6, the Performance Period shall be treated as ending on the special end-date specified in clause (d)(iii)(A) or (e)(iii)(A), as applicable, and is referred to herein and in Exhibit A as a “modified Performance Period” described in Paragraph 6(d) or 6(e), as applicable. If the Participant’s employment terminates for a reason described in clause (b), (c), (d), or (e) of this Paragraph 6, any such Stock Units that do not become vested at the end of the Performance Period pursuant to Paragraph 6(b) or 6(c), or on the vesting date specified in Paragraph 6(d), or 6(e), as applicable, shall be immediately forfeited and revert to the Corporation and the Corporation shall have no further obligations after such date to pay Dividend Equivalents pursuant to Paragraph 3 of these Terms and Conditions. The Corporation shall have no further obligation to the Participant under these Terms and Conditions following the Participant’s forfeiture of Stock Units.

(g)	For purposes of these Terms and Conditions, “Disability” means a disability that continues for a period of six (6) months in accordance with The Northern Trust Company’s Managed Disability Program. For purposes of determining the date, if any, on which a Participant becomes vested under Paragraph 6(b) on account of Disability, the date of Disability shall be the last day of the six-month period described in the preceding sentence.

For purposes of these Terms and Conditions, “Government Service Termination” means the Participant’s termination of employment with the Corporation and its Subsidiaries due to or in connection with the Participant’s immediate commencement of Government Employment.

For purposes of these Terms and Conditions, “Government Employment” refers to employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer determined to be a Government Employer by the Committee.

For purposes of these Terms and Conditions, “Retirement” means retirement occurring by reason of the Participant having qualified for a Normal, Early, or Postponed Retirement under The Northern Trust Company Pension Plan.

(h)	The provisions of Paragraphs 6(d)(ii) and 6(e)(ii) shall be construed in accordance with Treasury Regulation Section 1.409A-3(j)(4)(iii).

7.	Vesting Upon a Change in Control.

(a)	In the event of a Change in Control, if the Participant has not incurred a termination of employment with the Corporation and all of its Subsidiaries on or prior to the date of such Change in Control, the following provisions shall apply.

(i) The Participant shall be immediately vested in the number of the Participant’s unvested Stock Units equal to (A) the applicable percentage of the Participant’s Stock Units that would have become vested in accordance with the schedule at Exhibit A, applied as if the Performance Period ended on the last day of the month immediately preceding the Change in Control (based on the Actual Performance Level achieved through the date of the Change in Control), multiplied by (B) the Participant’s Pro Rata Target Performance Level Stock

Units. The Participant’s “Pro Rata Target Performance Level Stock Units” refers to the number of the Participant’s Stock Units equal to (I) the number of Stock Units that would have become vested in the absence of a Change in Control, assuming the Corporation achieved the Target Performance Level, multiplied by (II) a fraction, the numerator of which is the number days from the first day of the Performance Period through the date of the Change in Control, and the denominator of which is the number of days in the Performance Period. The Stock Units, if any, that become vested under this Paragraph 7(a)(i) shall be converted to units with respect to equity of the acquirer (“Acquirer Units”) with a fair market value equal to the fair market value of the Corporation’s common stock subject to such Stock Units on the date of the Change in Control, and shall be distributed in accordance with Paragraph 8(d). Any such Pro Rata Target Performance Level Stock Units that do not become vested as of the date of the Change in Control pursuant to this subparagraph 7(a)(i) shall be immediately forfeited and revert to the Corporation and the Corporation shall have no further obligations after such date to pay Dividend Equivalents pursuant to Paragraph 3 of these Terms and Conditions.

(ii) A number of the Participant’s Stock Units equal to (A) the number of Stock Units that would have become vested in the absence of a Change in Control, assuming the Corporation achieved the Target Performance Level, multiplied by (B) a fraction, the numerator of which is the number days from the date of the Change in Control through the last day of the Performance Period, and the denominator of which is the number of days in the Performance Period (such product referred to as the “Pro Rata Post-Change in Control Stock Units”), shall be converted to Acquirer Units with a fair market value equal to the fair market value of the Corporation’s common stock subject to such Pro Rata Post-Change in Control Stock Units on the date of the Change in Control. The Acquirer Units, shall not be subject to the performance vesting provisions of Exhibit A, and shall become vested if and only if the Participant remains continuously employed through the end of the Performance Period, and the Participant shall forfeit the Acquirer Units upon any termination of employment with the Corporation, the acquirer and all of their Subsidiaries, subject to the following:

(A) If the Participant’s termination is a Qualifying Termination, the Participant shall have credited, and become vested in, 100 percent of the Participant’s unvested Acquirer Units upon the date of such Qualifying Termination, which shall be distributed in accordance with Paragraph 8(d).

(B) If the Participant incurs a termination of employment with the Corporation, acquirer and all of their Subsidiaries in circumstances described in Paragraph 6(b), (c), (d) or (e), on or after the Change in Control and prior to the end of the Performance Period, but that is not a Qualifying Termination, the Participant shall have credited, and become vested in, on such date of termination, a pro-rated portion of the Participant’s Acquirer Units, determined by multiplying (I) the unvested Acquirer Units, by (II) a fraction, the numerator of which is the number of days between the date of the Change in Control and the date of the

Participant’s termination of employment, and the denominator of which is the number of days in the Performance Period after the date of the Change in Control, which shall be distributed in accordance with Paragraph 8(d), subject to Paragraph 8(b).

Any such Acquirer Units that do not become vested as of the date of the Participant’s termination of employment pursuant to Paragraphs 7(a)(ii)(A) or 7(a)(ii)(B), as applicable, shall be immediately forfeited and revert to the Corporation, or the acquirer as applicable, and the Corporation, and the acquirer as applicable, shall have no further obligations with respect to such Acquirer Units.

(b)	In the event of a Change in Control, if the Participant has incurred a termination of employment prior to such Change in Control in circumstances described in Paragraph 6(d) or 6(e), the occurrence of the Change in Control shall not affect the operation of Paragraphs 6(d) or (e), as applicable, and Paragraph 8(b). If prior to a Change in Control, a Participant incurs a termination of employment with the Corporation and each of its Subsidiaries in circumstances described in Paragraph 6(b) or (c), upon the date of the Change in Control, the Participant will immediately vest in such prorated number of Stock Units as determined under Paragraph 6(b) or (c), as applicable (taking into account the full Performance Period for purposes of the proration fraction), provided that Exhibit A shall be applied based on the Corporation’s Actual Performance Level determined as if the Performance Period ended on the last day of the month immediately preceding the Change in Control. The Stock Units, if any, that become vested under this Paragraph 7(b) shall be converted to Acquirer Units with a fair market value equal to the fair market value of the Corporation’s common stock subject to such vested Stock Units on the date of the Change in Control, and shall be distributed in accordance with Paragraph 8(d). Any such Stock Units that do not become vested as of the date of the Change in Control pursuant to this Paragraph 7(b) shall be immediately forfeited and revert to the Corporation and the Corporation shall have no further obligations after such date to pay Dividend Equivalents pursuant to Paragraph 3 of these Terms and Conditions.

(c)	Notwithstanding the foregoing, if for any reason the acquirer does not agree to the provisions of Paragraphs 7(a) and 7(b), then (i) if the Participant is employed on the date of the Change in Control, the Participant shall have credited and become vested upon the date of the Change in Control in the number of Stock Units in which the Participant would have become vested assuming that the Corporation achieved Target Performance Level for the Performance Period, and (ii) if the Participant terminated employment with the Corporation and all of its Subsidiaries prior to the date of the Change in Control, under circumstances described in Paragraph 6(b) or (c), the Participant shall become vested in a number of Stock Units equal to the number of Stock Units in which the Participant would have become vested under Paragraph 6(b) or (c) assuming that the Corporation achieved Target Performance Level for the Performance Period and such Participant’s remaining unvested Stock Units shall be forfeited.

8.	Distribution.

(a)

In the case of Stock Units that become vested pursuant to Paragraph 5 or Paragraph 6 on the last day of the Performance Period, such Stock Units shall be distributed on such vesting date, provided that such Stock Units shall be treated as distributed on such vesting date if they are distributed no later than the 15th day of the third calendar month after the calendar year in which the Performance Period ends.

(b)	In the case of Stock Units that become vested in circumstances described in Paragraph 6(d) or 6(e), distribution shall be made on the date such amounts become vested under Paragraph 6(d) or 6(e), as applicable, provided that all of the requirements of Paragraph 6(d) and 6(e) are satisfied, including without limitation Paragraph 6(d)(ii) and 6(e)(ii).

(c)	In the event of the Participant’s death during the Performance Period or thereafter but prior to full distribution to the Participant pursuant to these Terms and Conditions, the Participant’s Stock Units, if any, that become vested on the last day of the Performance Period pursuant to Paragraph 6(b) shall be distributed to the Participant’s beneficiary on such date in accordance with the clause (a), and such distribution shall be made to such beneficiary and in such proportions as the Participant may designate in writing, and in the absence of a designation, to the following persons in the order indicated below:

•	The Participant’s spouse; if none, then,

•	The Participant’s children (in equal amounts); if none, then,

•	The Participant’s parents (in equal amounts); if none, then,

•	The Participant’s brothers and sisters (in equal amounts); if none, then,

•	The Participant’s estate.

(d)	In the case of Stock Units, if any, that become vested in accordance with Paragraph 7(a) or 7(b), the Participant shall be entitled to a distribution of such Stock Units upon the last day of the Performance Period, provided that if the Participant becomes vested on account of a Qualifying Termination pursuant to Paragraph 7(a)(ii)(A) such Stock Units shall be distributed on such vesting date.

(e)	In the event of a Change in Control, if the acquirer does not agree to the provisions of Paragraph 7(a) or 7(b), this Stock Unit Award shall be terminated upon such Change in Control and the Participant shall be entitled to a distribution of all Stock Units which become vested pursuant to Paragraph 7(c) and such distribution shall be made consistent with Treas. Reg. 1.409A-3(j)(4)(ix)(B), subject to satisfaction of the conditions thereof.

(f)

Stock Units shall be distributed only in shares of Common Stock so that, pursuant to Paragraph 1 of these Terms and Conditions and this Paragraph 8, a Participant shall be entitled to receive one share of Common Stock for each Stock Unit in the Participant’s Stock Unit Account. Notwithstanding the foregoing, in the event of a Change in Control, Acquirer Units described in Paragraph 7(a) or 7(b) shall be settled in equity of the acquirer, and Stock Units that become vested in accordance with Paragraph 7(c) may be settled in cash.

(g)	Notwithstanding anything herein to the contrary, the provisions of this Award Agreement, including without limitation this Paragraph 8, shall be subject to the provisions of the Plan, including without limitation Section 14 of the Plan.

9.	Forfeitures and Recoupments.

(a)	Engaging in Restricted Activity Without Written Consent of the Corporation. Notwithstanding anything to the contrary in these Terms and Conditions, if the Participant, without the written consent of the Corporation:

(i)	at any time after the date of these Terms and Conditions, has divulged, directly or indirectly, or used, for the Participant’s own or another’s benefit, any Confidential Information;

(ii)	at any time after the date of these Terms and Conditions and through a period of twelve (12) months after the Participant ceases to be employed by the Corporation and its Subsidiaries for any reason, has Solicited, or assisted in the Solicitation of, any Client or Prospective Client (provided, however, that this clause (ii) shall not apply to the Participant’s Solicitation of any Client or Prospective Client with whom he or she had a business relationship prior to the start of his or her employment with the Corporation and its Subsidiaries, provided no Confidential Information, directly or indirectly, is used in such Solicitation); or

(iii)	at any time after the date of these Terms and Conditions and through a period of twelve (12) months after the Participant ceases to be employed by the Corporation and its Subsidiaries for any reason, has solicited, encouraged, advised, induced or caused any employee of the Corporation or any of its Subsidiaries to terminate his or her employment with the Corporation or any of its Subsidiaries, or provided any assistance, encouragement, information, or suggestion to any person or entity regarding the solicitation or hiring of any employee of the Corporation or any of its Subsidiaries;

then the Participant’s then outstanding Stock Units (whether vested or unvested) shall be forfeited to the Corporation by notice from the Committee in writing to the Participant within a reasonable period of time after the Committee acquires knowledge of the Participant’s violation of this Paragraph 9(a). In the event that a Participant’s Stock Units are forfeited pursuant to the preceding sentence or the provisions of Paragraph 9(b), below, the Corporation shall not distribute the Stock Units to the Participant (or the Participant’s beneficiary) pursuant to Paragraph 8, or pay any Dividend Equivalents pursuant to Paragraph 3 with respect to such Stock Units.

In addition, in the event of any action by the Participant to which clauses (i), (ii) or (iii), above, apply, the Corporation shall, to the extent the Committee determines it practicable and in the best interests of the Corporation, and as permitted by applicable law, rescind any payment or delivery to the Participant with respect to any Stock Units occurring within twelve (12) months prior to, or at any time following, the date of the Participant’s termination of employment for any reason (including but not limited to termination of employment due to Retirement or Disability), and recoup any “gain realized” in connection with such Stock Units as described in Paragraph 9(c) below.

(b)	Misconduct and Restatement of Financials. Consistent with the Corporation’s risk-mitigation strategies for its compensation programs, and notwithstanding any other provision in these Terms and Conditions, in the event that:

(i)	the Corporation is required to restate its financial statements filed with the U.S. Securities and Exchange Commission on Form 10-Q or Form 10-K or re-file quarterly financial data with the U.S. Federal Reserve due to any reason other than changes in accounting policy or applicable law (a “Restatement”), and the Committee determines that such Restatement resulted, in whole or in material part, from the Participant (A) intentionally engaging in conduct that resulted in a material weakness in internal control over financial reporting and was inconsistent with the standards of conduct of the business judgment rule, as defined below, or (B) personally and knowingly engaging in practices that materially contributed to circumstances that resulted in a material weakness in internal control over financial reporting and that were inconsistent with the standards of conduct of the business judgment rule; or

(ii)	the Committee determines that the Participant has engaged in conduct that is grounds for termination for Cause and is inconsistent with the standards of conduct of the business judgment rule (“Misconduct”);

then the Committee shall review all then outstanding Stock Units (whether vested or unvested) of the Participant, and all Stock Units with respect to which there has been payment or delivery to the Participant within the 36-month period immediately preceding the date of the Restatement, or during the period after the date of the Misconduct, as applicable.

In the event of a Restatement described in clause (i), the Committee shall declare the Participant’s then outstanding, vested Stock Units that would not have become vested based on accurate financial data or restated results to be forfeited to the Corporation by notice in writing to the Participant within a reasonable period of time after the date of the Restatement, and the Corporation shall, to the extent the Committee determines it practicable and in the best interests of the Corporation, and as permitted by applicable law, rescind any payment or delivery with respect to any Stock Units occurring within 36 months prior to the date of the Restatement that would not have become vested or been paid based on accurate financial data or restated results, and recoup any gain realized in connection with such Stock Units as described in Paragraph 9(c), below. In the event of Misconduct described in clause (ii) (other than any actions included in Paragraph 9(a) or clause (i) of this Paragraph 9(b)), the Committee shall declare the Participant’s then outstanding Stock Units (whether vested or unvested) to be forfeited to the Corporation by notice in writing to the Participant within a reasonable period of time after the date of the discovery of the Misconduct, and the Corporation shall, to the extent the Committee determines it practicable and in the best interests of the Corporation and as permitted by applicable law, rescind any payment or delivery with respect to any Stock Units occurring after the date such Misconduct occurred and recoup any gain realized in connection with such Stock Units as described in Paragraph 9(c), below.

A Participant’s actions satisfy the “business judgment rule” if such actions were taken in good faith, in a manner that an ordinarily prudent person would act under similar circumstances, and in the interests of the Corporation. In interpreting and applying the preceding sentence, the Committee shall use as a guide the principles of the business judgment rule as construed by the Delaware courts in applying the Delaware Corporation Act.

(c)	Rescission and Recoupment. Upon the rescission, pursuant to the provisions of Paragraph 9(a) or 9(b), of any payment or delivery with respect to any Stock Units, the Corporation shall be entitled to recoup any “gains realized” in connection with such Stock Units, in such manner and on such terms and conditions as the Committee shall require. “Gains realized” shall include (i) the amount of any cash (including Dividend Equivalents) distributed to the Participant with respect to, (ii) any cash or shares of the Corporation’s Common Stock (or proceeds attributable to the sale thereof ) paid or delivered in settlement of, and (iii) any other amounts determined by the Committee to have been realized in connection with, such rescinded Stock Units. If the Participant fails to repay any such amounts to the Corporation within 60 days after receipt of written demand, the Corporation shall be entitled, subject to applicable law and the requirements of Internal Revenue Code Section 409A, to deduct from any amounts the Corporation owes the Participant from time to time the amount of all gains realized, or to sue for repayment of such amounts, or to pursue both remedies.

10.	Delivery of Shares. The Corporation may delay the issuance or delivery of shares of Common Stock if the Corporation reasonably anticipates that such issuance or delivery will violate federal securities laws or other applicable law, provided that the issuance or delivery is made at the earliest date at which the Corporation reasonably anticipates that such issuance or delivery will not cause such violation.

11.	Adjustment. The Stock Units provided herein are subject to adjustment in accordance with the provisions of Section 11 of the Plan.

12.	No Right to Employment. Nothing in the Plan or the Stock Unit Agreement shall be construed as creating any right in the Participant to continued employment or as altering or amending the existing terms and conditions of employment of the Participant except as otherwise specifically provided in the Stock Unit Agreement.

13.	Nontransferability. No interest hereunder of the Participant is transferable except as provided in the Stock Unit Agreement.

14.	Withholding/Delivery of Shares. All distributions hereunder are subject to withholding by the Corporation for all applicable federal, state or local taxes. With respect to distributions in shares of Common Stock, subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations shall be satisfied through the withholding of shares of Common Stock to which the Participant is otherwise entitled under the Stock Unit Award, provided, however, that such shares may be used to satisfy not more than the Corporation’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such taxable income).

15.	Administration. The Plan is administered by the Committee. The rights of the Participant hereunder are expressly subject to the terms and conditions of the Plan (including continued shareholder approval of the Plan), together with such guidelines as have been or may be adopted from time to time by the Committee. The Participant hereby acknowledges receipt of a copy of the Plan.

16.	No Rights as Shareholder. Except as provided herein, the Participant will have no rights as a shareholder with respect to the Stock Units.

17.	Interpretation and Applicable Law. Any interpretation by the Committee of the terms and conditions of the Plan, the Stock Unit Agreement or any guidelines shall be final. All questions pertaining to the validity, construction and administration of the Plan or the Stock Unit Agreement, and all claims or causes of action arising under, relating to, or in connection with, the Plan or the Stock Unit Agreement shall be determined in conformity with the laws of the State of Delaware, without regard to the conflict of law provisions of any state.

18.

Sole Agreement. The Stock Unit Agreement, together with the Plan, is the entire Agreement between the parties hereto, all prior oral and written representations being merged herein. No amendment or modification of the terms of the Stock Unit Agreement shall be binding on either party unless reduced to writing and signed by the party to be bound. The Stock Unit Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors. Notwithstanding anything in the Stock Unit Agreement to the contrary, including without limitation the foregoing provisions of this Paragraph 18, in the event that the Committee determines that the Stock Unit Award, or the performance by the Corporation of any of its obligations under the Stock Unit Agreement, would violate any applicable law, the Stock Units shall be forfeited to the Corporation and cancelled, and the Corporation shall have no obligation to distribute the Stock Units to the Participant or the Participant’s Beneficiary or to pay any Dividend Equivalents.

19.	Definitions. As provided above, capitalized terms not defined in the Stock Unit Agreement shall have the meanings assigned to them in the Plan. For purposes of the Stock Unit Agreement:

(a)	“Actual Performance Level” and “Target Performance Level” each have the meaning assigned to them at Exhibit A.

(b)	“Cause” means (i) a Participant’s conviction of or no contest plea with respect to bribery, extortion, embezzlement, fraud, grand larceny, or any felony involving abuse or misuse of the Participant’s position to seek or obtain an illegal or personal gain at the expense of the Corporation, or similar crime, or conspiracy to commit any such crimes or attempt to commit any such crimes; or (ii) misconduct that causes material harm to the Corporation.

(c)	“Client” means any person or entity with which the Corporation, or any of its Subsidiaries, did business and with which the Participant had contact, or about which the Participant had access to Confidential Information, during the last twelve (12) months of his or her employment.

(d)	“Competitive Service or Product” means any service or product: (i) that is substantially similar to or competitive with any service or product that the Participant created or provided, or of which the Participant assisted in the creation or provision, during his or her employment by the Corporation or any of its Subsidiaries; or (ii) about which the Participant had access to Confidential Information during his or her employment by the Corporation or any of its Subsidiaries.

(e)	“Confidential Information” means any trade secrets or other significant proprietary information, including, but not limited to, any client information (for example, client lists, information about client accounts, borrowings, and current or proposed transactions), any internal analysis of clients, marketing strategies, financial reports or projections, business or other plans, data, procedures, methods, computer data or system program or design, devices, lists, tools, or compilation, which relate to the present or planned business of the Corporation or any of its Subsidiaries and which has not been made generally known to the public by authorized representatives of the Corporation.

(f)

“Good Cause” means (i) Participant’s conviction of any criminal violation involving dishonesty, fraud or breach of trust which involves the business of Northern Trust; (ii) Participant’s willful engagement in any misconduct in the performance of Participant’s duty that materially injures the Corporation; (iii) Participant’s performance of any act which, if known to the customers, clients, stockholders or regulations of Northern Trust, would materially and adversely impact the business of Northern Trust; (iv) any act or omission by Participant that causes a regulatory body with jurisdiction over Northern Trust, to demand, request, or recommend that Participant be suspended or terminated from any position in which Participant serves with Northern Trust, or (v) Participant’s willful and substantial nonperformance of assigned duties, provided that such nonperformance has continued more than ten days after Northern Trust has given written notice of such nonperformance and of its intention to terminate Participant’s employment because of such nonperformance. For purposes of clauses (ii) and (v) of this definition, no act, or failure to act, on Participant’s part shall be deemed “willful” unless done, or omitted to be done, by Participant not in good faith and without reasonable belief that Participant’s act, or failure to act, was in the best interest of the Corporation. In the event of a dispute concerning the application of this provision, no claim by the Corporation that Good Cause exists shall be given effect unless the Corporation establishes to the Board of Directors of the Corporation by clear and convincing evidence that Good Cause exists.

(g)	“Good Reason” shall exist if, without Participant’s express written consent: (i) the Corporation (or an affiliate) shall materially diminish (A) the Participant’s authority, duties, or responsibilities; (B) the authority, duties, or responsibilities of the position or entity to which Participant is required to report; or (C) the budget, if any, over which Participant has authority, in each case as compared to Participant’s circumstances immediately prior to a Change in Control; (ii) the Corporation (or an affiliate) shall materially diminish Participant’s base compensation from that in effect as of the date of grant hereunder of the Stock Unit (or as of a Change in Control, if greater), including a diminution of Participant’s salary or the material diminution in the aggregate value to Participant of participation in cash or stock-based incentive or bonus plans, retirement plans, welfare benefit plans, or other benefit plans, programs or arrangements (as computed by an independent employee benefits consultant selected by the Corporation); (iii) the Corporation (or an affiliate) shall materially change the geographic location at which Participant must perform services from that in effect prior to a Change in Control (including by assigning to Participant duties that would reasonably require such relation or which would require Participant to spend more than fifty normal working days away from the location in effect prior to a Change in Control); or (iv) any other action or inaction by the Corporation (or an affiliate) that constitutes a material breach of the employment agreement, if any, under which Participant provides services to the Corporation.

Participant’s continued employment shall not constitute consent to, or a waiver of, rights with respect to, any act or failure to act constituting Good Reason hereunder, provided, however, that in order for Good Reason to exist hereunder, Participant must provide notice to the Corporation of the existence of the condition described in clauses (i) through (v) above within 90 days of the initial existence of the condition (or, if later, within 90 days of Participant’s becoming aware of such condition), and the Corporation must have failed to cure such condition within 30 days of the receipt of such notice.

(h)	“Northern Trust” means the Corporation and its Subsidiaries, collectively.

(i)	“Performance Period” has the meaning assigned to it in Exhibit A.

(j)	“Prospective Client” means any person or entity to which the Corporation, or any of its Subsidiaries, provided, or from which the Corporation, or any of its Subsidiaries received, a proposal, bid, or written inquiry (general advertising or promotional materials and mass mailings excepted) and with which the Participant had contact, or about which the Participant had access to Confidential Information, during the last twelve (12) months of his or her employment.

(k)	“Qualifying Termination” means a termination of employment with the Corporation and all of its Subsidiaries after the date of the Change in Control and, at any time before the second anniversary of such Change in Control, that is either involuntary on the part of the Participant and does not result from his or her death or disability and is not for “Good Cause”, or is voluntary and for “Good Reason.”

(l)	“Solicit” and “Solicitation” (with respect to Clients or Prospective Clients) mean directly or indirectly, and without the Corporation’s written authorization, to invite, encourage, request, or induce (or to assist another to invite, encourage, request or induce) any Client or Prospective Client of the Corporation, or any of its Subsidiaries, to: (i) surrender, redeem or terminate a product, service or relationship with the Corporation, or any of its Subsidiaries; (ii) obtain any Competitive Service or Product from the Participant or any third party; or (iii) transfer a product, service or relationship from the Corporation, or any of its Subsidiaries, to the Participant or any third party.

Exhibit A

Subject to all of the provisions of these Terms and Conditions, including without limitation Paragraphs 4, 5, 6, 7 and 9, upon the last day of the three-year performance period beginning on [insert] and ending on [insert] (the “Performance Period”) the Stock Units under your Stock Unit Agreement will vest in accordance with the following table based on the average annual rate of return on equity for the Performance Period attained by the Corporation:

Average Annual Rate of Return on Equity	Percentage of Stock Units Vested
Less than 6.5%	0%
6.5%	50%
8.5% to 10.5%	100%
11.5%	115%
≥13.5%	125%

If the average annual rate of return on equity for the Performance Period is between 6.5% and 8.5%, 10.5% and 11.5%, or 11.5% and 13.5%, the final percentage of Stock Units that become vested will be determined by straightline interpolation between the applicable percentage levels. The average annual rate of return on equity for the Performance Period attained by the Corporation is the return on average common equity, is based on the Corporation’s net income, and shall be determined by the Committee in accordance with generally accepted accounting principles (subject to the adjustments set forth below).

For purposes of this Exhibit A, the average annual rate of return on equity shall be calculated as the simple average annual rate of return on equity for the three-year Performance Period referenced above, measured across the Corporation as a whole (or in the case of a Participant to which Paragraph 6(d), 6(e), 7(a) or 7(b) of the Stock Unit Agreement applies, for the modified Performance Period described in Paragraph 7(a), 7(b), 6(d) or 6(e), as applicable, treating any fractional year as a full year).

Notwithstanding anything herein to the contrary, for purposes of determining the average annual rate of return on equity for the Performance Period, if any of the following items, alone or in

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combination with any of the others, would produce a change to net income in excess of $100 million, net income will be determined by excluding such items:

(i) the gains or losses resulting from, and the expenses incurred in connection with, the acquisition or disposition of a business, a merger, or a similar transaction, and integration in connection therewith;

(ii) the impact of securities issuances in connection with events described in item (i), above, and expenses incurred in connection therewith;

(iii) any gain, loss, income or expense resulting from changes in accounting principles, tax laws, or other laws or provisions affecting reported results, that become effective during the Performance Period;

(iv) any gain or loss resulting from, and expenses incurred in connection with, any litigation or regulatory investigations;

(v) any charges and expenses incurred in connection with restructuring activity, including but not limited to, reductions in force;

(vi) the impact of discontinued operations;

(vii) asset write-downs;

(viii) the impact or impairment of goodwill; or

(ix) any other gain, loss, income or expense with respect to the Performance Period that is nonrecurring in nature.

All amounts referenced in the foregoing list shall be determined in accordance with GAAP and shall be consistent with the Corporation’s financial disclosures.

In all events, and notwithstanding anything to the contrary herein, the Committee has the discretion to decrease any award.

“Actual Performance Level” shall refer to the average annual rate of return on equity (as described above) attained during the Performance Period (or modified Performance Period, as applicable). “Target Performance Level” shall refer to the attainment of an average annual rate of return on equity within the range set opposite 100% of Stock Units vested in the chart above.

The Committee’s determination of the average annual rate of return on equity for a Performance Period shall be final.

-B-